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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 2004

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, L.P.
(Exact name of registrant as specified in its charter)

Delaware	6798	34-1755769
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of the Registrant's Principal Executive Offices)

James M. Barkley, Esq.
General Counsel
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David C. Worrell, Esq. Baker & Daniels 300 North Meridian Street, Suite 2700 Indianapolis, Indiana 46204 (317) 237-0300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

4.875% Notes due 2010	$400,000,000	100%	$400,000,000	$50,680

5.625% Notes due 2014	$500,000,000	100%	$500,000,000	$63,350

Total				$114,030

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2004

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE UP TO
$900,000,000 OF
$400,000,000 4.875% EXCHANGE NOTES DUE 2010 AND
$500,000,000 5.625% EXCHANGE NOTES DUE 2014

FOR ANY AND ALL OUTSTANDING
$400,000,000 4.875% NOTES DUE 2010 AND
$500,000,000 5.625% NOTES DUE 2014

OF

Simon Property Group, L.P.

The exchange offer will expire
at 5:00 p.m., New York City time,
on                             , 2004, unless extended

        We are offering to exchange up to $900,000,000 aggregate principal amount of our exchange notes for any and all outstanding notes of two series that we issued in a private offering on August 11, 2004. The terms of the exchange notes are identical in all material respects to the terms of the corresponding series of unregistered notes, except that the exchange notes have been registered under the Securities Act, and that transfer restrictions, registration rights and provisions regarding additional interest relating to the unregistered notes do not apply to the exchange notes. We will not receive any proceeds from the exchange offer.

        To exchange your unregistered notes for exchange notes:

  •
  you must make the representations described on page 18 to us,

  •
  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, JPMorgan Chase Bank, by 5:00 p.m., New York time, on                             , 2004 and

  •
  you should read the section called "The Exchange Offer" that begins on page 14 for further information on how to exchange your unregistered notes for exchange notes.

        If you tender unregistered notes, you may withdraw your tender at any time prior to the expiration of the exchange offer. We will exchange all notes that you validly tender and do not validly withdraw before such expiration.

        This prospectus, together with the letter of transmittal is being sent to all registered holders of unregistered notes as of                            , 2004.

        INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 10.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                             , 2004.

        In making your investment decision, you should rely on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any other information. We are offering to exchange the unregistered notes for exchange notes only in places where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

WHO WE ARE

        Simon Property Group, L.P. owns, operates, manages, leases, acquires, expands and develops real estate properties, primarily regional malls and community shopping centers. We are a majority-owned subsidiary of Simon Property Group, Inc. or "Simon Property." Simon Property is our general partner. Simon Property qualifies for treatment as a real estate investment trust or REIT for federal income tax purposes. The shares of common stock of Simon Property are listed on the New York Stock Exchange under the symbol "SPG."

        In this prospectus, the terms "Partnership," "we," "us" and "our" refer to Simon Property Group, L.P., and all entities owned or controlled by us.

AVAILABLE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available on the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

        This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

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  information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        We incorporate by reference the documents listed below, which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  •
  our Current Report on Form 8-K filed October 5, 2004;

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  Simon Property's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Simon Property's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

  •
  Simon Property's Current Reports on Form 8-K filed June 22, 2004, August 11, 2004 and October 6, 2004; and

  •
  the Proxy Statement dated April 2, 2004 for the Annual Meeting of Stockholders of Simon Property held on May 5, 2004.

        Our Exchange Act filing number is 333-11491 and the Exchange Act filing number of Simon Property is 1-14469.

        We also incorporate by reference each of the following documents that we or Simon Property file with the Securities and Exchange Commission after the date of this prospectus and prior to the termination of the exchange offer:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  any documents filed under Section 14 of the Exchange Act; and

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  reports filed under Section 15(d) of the Exchange Act.

        You can obtain any of the filings incorporated by reference in this prospectus from us or from the Securities and Exchange Commission on the Securities and Exchange Commission's web site or at the address listed above. Documents incorporated by reference are available from us without charge, including any exhibits to those documents that are not specifically incorporated by reference in those documents. You may request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreement and other documents referred to in this prospectus by writing or telephoning us at the following address:

Simon Property Group
National City Center
115 West Washington Street
Suite 15 East
Indianapolis, Indiana 46204
(317) 685-7330
Attention: Investor Relations

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BEFORE THE EXCHANGE OFFER EXPIRES ON                            , 2004.

        The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

PROSPECTUS SUMMARY

        The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we refer to in this prospectus.

Simon Property Group, L.P.

        Simon Property Group, L.P. owns, operates, manages, leases, acquires, expands and develops real estate properties, primarily regional malls and community shopping centers.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members or associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including Simon Property's merger with DeBartolo Realty Corporation in 1996 and its combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

        As of June 30, 2004, we owned or held an interest in 246 income-producing properties in North America which consisted of 175 regional malls, 67 community shopping centers and four office and mixed-use properties in 37 states, Canada and Puerto Rico. Mixed?use properties are properties that include a combination of retail, office, and/or hotel components. We also own interests in four parcels of land held for future development. In addition, we have ownership interests in 48 shopping centers in Europe (France, Italy, Poland and Portugal).

        We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, and our telephone number is (317) 636-1600. Our Internet address is www.simon.com. The information in our web site is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the section entitled "Available Information" in this prospectus.

The Exchange Offer

        The following is a summary of the principal terms of our exchange offer. A more detailed description is contained in this prospectus under the heading "The Exchange Offer."

The Exchange Offer	We are offering to issue up to $900 million in principal amount of two series of exchange notes, registered under the Securities Act, in exchange for a like principal amount of two corresponding series of our unregistered notes. You may tender your unregistered notes by following the procedures described under the heading "The Exchange Offer."
The two series of unregistered notes are $400,000,000 principal amount of 4.875% notes due 2010 and $500,000,000 principal amount of 5.625% notes due 2014.

If you do not validly tender your unregistered notes and accept our exchange offer, you will continue to hold unregistered notes and will continue to be subject to the rights and limitations applicable to those notes, including existing transfer restrictions. After the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of your unregistered notes, except in limited circumstances.

Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you pursuant to the exchange offer in exchange for your unregistered notes may be offered for resale, resold and otherwise transferred by you unless you are (1) a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (2) a person that is our affiliate (within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that you are acquiring the exchange notes in the ordinary course of your business and are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. See "The Exchange Offer—Resale of the Exchange Notes."
Registration Rights Agreement
We sold the unregistered notes pursuant to a purchase agreement, dated August 4, 2004, by and among us and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC, who were the initial purchasers of the unregistered notes. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement, dated as of August 11, 2004, which grants the holders of the unregistered notes specific exchange and registration rights. The exchange offer is intended to satisfy those rights. See "The Exchange Offer—Termination of Specific Rights."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Conditions to the Exchange Offer
The exchange offer is subject to specific customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange. See "The Exchange Offer—Conditions."

Procedures for Tendering the Unregistered Notes
To accept our exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile in accordance with its instructions, and mail or otherwise deliver the letter of transmittal, or facsimile, together with your unregistered notes and any other required documentation to JPMorgan Chase Bank, as exchange agent, at the address set forth herein. By executing the letter of transmittal, you will represent to and agree with us that, among other things:
	(1)	the exchange notes to be acquired by you in connection with the exchange offer are being acquired by you in the ordinary course of your business;
(2)
if you are not a broker-dealer, you are not currently participating in, do not intend to participate in, and have no arrangement orunderstanding with any person to participate in, a distribution of the exchange notes;
(3)
if you are a broker-dealer registered under the Exchange Act or are participating in the exchange offer for the purpose of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters;
(4)
you understand that a secondary resale transaction described in clause (3) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; and
	(5)	you are not our "affiliate" as defined in Rule 405 under the Securities Act.

If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market?making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to be admitting that you are an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer—Procedures for Tendering."

Special Procedures for Beneficial Owners
If your unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your unregistered notes but your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your unregistered notes according to the guaranteed delivery procedures listed under "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of the Unregistered Notes and Delivery of the Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all unregistered notes that are properly tendered (and not withdrawn) prior to the expiration date. The exchange notes will be delivered on the earliest practicable date following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal Rights	Tenders of unregistered notes may be withdrawn at any time prior to the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Federal Income Tax Consequences	The exchange of unregistered notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Federal Income Tax Consequences."
No Cash Proceeds	We will not receive any proceeds from the issuance of the exchange notes.
Exchange Agent	JPMorgan Chase Bank is serving as the exchange agent.

The Exchange Notes

        The exchange offer applies to both series of unregistered notes. The form and terms of the respective exchange notes will be identical in all material respects to the form and terms of the corresponding series of unregistered notes, except that the exchange notes will not bear legends restricting their transfer and the holders of the exchange notes will not be entitled to any of the registration rights of holders of the unregistered notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The exchange notes will evidence the same indebtedness as the unregistered notes which they replace and will be issued under, and be entitled to the benefits of, the indenture dated as of November 26, 1996 and supplemented as of August 11, 2004. For a more complete description of the terms of the exchange notes, see "Description of Exchange Notes."

Issuer	Simon Property Group, L.P.
Exchange Notes	$400,000,000 principal amount of 4.875% notes due 2010 and $500,000,000 principal amount of 5.625% notes due 2014.
Maturity Date	The 2010 notes will mature on August 15, 2010 and the 2014 notes will mature on August 15, 2014.
Interest Payment Dates	February 15 and August 15 of each year, beginning February 15, 2005. The unregistered notes tendered for exchange will cease to accrue interest on the day immediately preceding the date of issuance of the exchange notes and the exchange notes will bear interest from their date of issuance. All of this interest on the exchange and unregistered notes will be paid on February 15, 2005.
Ranking	The exchange notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. See "Description of Exchange Notes—General."
Assuming we had completed the offering of the exchange notes on June 30, 2004, the exchange notes would have been subordinated to:
• $4.7 billion of total unaudited consolidated mortgage debt; and
• $585 million in total unaudited unsecured debt of our subsidiaries to the extent of their assets.
Optional Redemption	We may redeem some or all of the exchange notes at any time at the redemption prices described under "Description of Exchange Notes—Optional Redemption."
Covenants	The indenture governing the exchange notes contains various covenants including covenants with respect to limitations on the incurrence of debt.
These covenants are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes—Covenants."
Absence of a Public Market for the Exchange Notes	The exchange notes are new securities. The exchange notes will not be listed on any securities exchange. We cannot assure you that any active or liquid market will develop for the exchange notes. See "Plan of Distribution."
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to tender your unregistered notes in the exchange offer.

RISK FACTORS

        The restrictions on transfer of the unregistered notes will continue if they are not tendered or are not accepted for exchange.

        We will issue the exchange notes in exchange for the unregistered notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal and all other documentation. Therefore, if you want to tender your unregistered notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the unregistered notes.

        If you do not tender your unregistered notes or they are not accepted by the exchange agent, your unregistered notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer." In addition, you will no longer be able to require us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

        To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted unregistered notes could be adversely affected due to the limited principal amount of the unregistered notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of unregistered notes could result in less demand to purchase unregistered notes, and could, therefore, result in lower prices for the unregistered notes. Moreover, if you do not tender your unregistered notes, you will hold an investment subject to some restrictions on transfer not applicable to the exchange notes and, as a result, you may only be able to sell your unregistered notes at a price that is less than the price available to sellers of the freely tradable exchange notes.

  There is no current public market for the exchange notes.

        The exchange notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

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  the liquidity of any market that may develop for the exchange notes;

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  your ability to sell the exchange notes; or

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  the price at which you would be able to sell the exchange notes.

        Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

  •
  prevailing interest rates;

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  our operating results; and

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  the market for similar securities.

        The initial purchasers have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

  We have a substantial debt burden that could affect our future operations.

        As of June 30, 2004, unaudited consolidated mortgages and other indebtedness for which we are liable totaled $11.1 billion, of which approximately $482.8 million matures during the second half of 2004, including recurring principal amortization. We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required debt service. Our debt service costs generally will not be reduced when developments, such as the entry of new competitors or the loss of major tenants, could cause a reduction in income from a property. Should such events occur, our operations may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to pay that indebtedness, the property could be transferred to the mortgagee resulting in a loss of income and a decline in asset value.

  Rising interest rates could adversely affect our debt service costs.

        As of June 30, 2004, approximately $2.1 billion of our total unaudited consolidated debt adjusted to reflect outstanding derivative instruments was subject to floating interest rates. In a rising interest rate environment, these debt service costs will increase. In addition, we may not be able to refinance maturing fixed-rate debt on as favorable terms, or at all. Increased debt service costs would adversely affect our cash flow.

  Our hedging arrangements could increase our interest rate risk.

        We use interest rate hedging arrangements to manage our exposure to interest rate volatility, but these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. These hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them.

  Rising interest rates could make our distribution rates less attractive.

        One of the factors that may influence the price of our securities in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Any significant increase in interest rates could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of our securities.

        We face a wide range of competition that could affect our ability to operate profitably.

        Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. The principal competition for existing shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire desirable real estate. The competition is provided by real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, our credit rating and leverage will affect our competitive position in the public debt markets.

        We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. We compete with other real estate operations in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties affects our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

  We are subject to risks that affect the general retail environment.

        Our concentration in the retail shopping center real estate market means that we are subject to factors that affect the retail environment generally, including the levels of consumer spending, the willingness of retailers to lease space in our shopping centers and tenant bankruptcies. These factors include changes in economic conditions, consumer confidence and terrorist activities.

  We may not be able to renew leases and relet space.

        We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting, including the cost of concessions to tenants, may be less favorable than current lease terms. If we are unable to relet all or a substantial portion of this space or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures would be adversely affected.

  We depend on our anchor tenants to attract shoppers.

        Regional malls are typically anchored by well-known department stores and other tenants who generate shopping traffic at the mall. The value of our properties would be adversely affected if tenants or anchors failed to meet their contractual obligations, sought concessions in order to continue operations or ceased their operations. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

        We have limited control with respect to certain properties partially owned or managed by third parties.

        As of June 30, 2004, we owned interests in 90 income-producing properties with other parties. Of those, 19 properties are included in our consolidated financial statements. We account for the other 71 properties under the equity method. Although at June 30, 2004, we had operational control, as general partner or property manager, of 59 of the 71 properties, we did not have sole control over all major decisions, such as selling or refinancing the properties without the consent of the other owners. These limitations may adversely affect our ability to sell these properties at the most advantageous time for us.

  Real estate investments are relatively illiquid.

        Our real estate investment properties represent substantially all of our total consolidated assets. Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

RECENT DEVELOPMENTS

        On June 21, 2004, Simon Property announced that it had signed a definitive agreement to acquire all of the outstanding common stock of Chelsea Property Group, Inc. ("Chelsea") and its operating partnership subsidiary in a transaction valued at approximately $3.5 billion. In connection with the transaction, Chelsea's operating partnership will become our wholly-owned subsidiary. In addition, we or Simon Property will also assume Chelsea's existing indebtedness and preferred stock, which totaled approximately $[1.3] billion as of June 30, 2004. Chelsea has interests in 60 premium outlet and other shopping centers containing 16.6 million square feet of gross leasable area in 31 states and Japan.

        Under the terms of the agreement Simon Property will pay consideration of approximately $66.00 per share for each share of Chelsea's common stock in the form of $36.00 in cash, a fractional share of its common stock, and a fractional share of a new issue of its convertible preferred stock. Chelsea unit holders will receive 100% of their consideration in equity, split between our common units of limited partnership interest and a new issue of our convertible preferred units.

        Consummation of the transaction is subject to approval by the holders of two-thirds of the outstanding shares of Chelsea common stock entitled to vote on the transaction, and approval or consent by the holders of a majority of the Chelsea units entitled to vote on the transaction and other customary conditions. A special meeting of holders of Chelsea common stock will be held on October 13, 2004 for the purpose of considering and voting on the approval of the transaction. To the extent the transaction is approved, Simon Property has arranged for a twenty-four month, $1.8 billion bridge loan that will bear interest at LIBOR plus 55 basis points to finance the cash portion of the consideration. LIBOR at June 30, 2004 was 1.35%.

NO CASH PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes and we have agreed to pay the expenses of the exchange offer. The unregistered notes surrendered in exchange for exchange notes will be cancelled.

        We received net proceeds from the sale of the unregistered notes, after deducting expenses payable by us, of approximately $890.5 million. We used the net proceeds (1) to reduce the approximately $150 million aggregate principal amount of senior notes; (2) to repay an aggregate of approximately $120.7 million of mortgage indebtedness on two of our properties thereby unencumbering such properties; (3) to repay approximately $585 million of the outstanding balance of our $1.25 billion unsecured corporate credit facility and (4) for general working capital purposes. Affiliates of certain of the initial purchasers of the unregistered notes and the exchange agent were lenders under the credit facility and received their proportionate share of the repayment.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2004	2003	2003	2002	2001	2000	1999
1.53x	1.54x	1.66x	1.81x	1.47x	1.53x	1.49x

        For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

        The computation of ratio of earnings to fixed charges has been restated to comply with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which requires the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous years' operating results of the properties sold to discontinued operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the two series of unregistered notes on August 11, 2004 to the initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently sold the unregistered notes to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and outside the United States to persons other than "U.S. persons" as defined in Regulation S under the Securities Act. As a condition to the sale of the unregistered notes, we and the initial purchasers entered into a registration rights agreement dated as of August 11, 2004. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, we would use our reasonable best efforts to:

  •
  file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the exchange notes within 120 days after August 11, 2004;

  •
  cause the registration statement to become effective under the Securities Act within 165 days after August 11, 2004; and

  •
  cause the exchange offer to be consummated within 210 days after August 11, 2004.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

Resale of the Exchange Notes

        Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by each holder of exchange notes, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

  •
  is acquiring the exchange notes in the ordinary course of its business;

  •
  is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

  •
  is not a broker-dealer who acquires the unregistered notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

  •
  is not a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with us.

        By tendering the unregistered notes in exchange for exchange notes, each holder will be required to represent to us that each of the above statements applies to that holder. If a holder of unregistered notes is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, that holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. Any holder so deemed will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes may be deemed to be an underwriter within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of exchange notes received in exchange for unregistered notes which were acquired by that broker-dealer as a result of market making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the completion of the exchange offer for use in connection with any offer to resell, resale or other transfer. Please refer to the section in this prospectus entitled "Plan of Distribution."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of the appropriate series of exchange notes in exchange for each $1,000 principal amount of the corresponding series of unregistered notes surrendered pursuant to the exchange offer. Unregistered notes may be tendered only in integral multiples of $1,000.

        The form and terms of each series of the exchange notes are the same as the form and terms of the corresponding series of unregistered notes except that:

  •
  the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  •
  holders of the exchange notes will not be entitled to any of the rights of holders of unregistered notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The exchange notes will evidence the same indebtedness as the unregistered notes they replace and will be issued under, and be entitled to the benefits of, the indenture. Each series of unregistered and exchange notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $400,000,000 in aggregate principal amount of the unregistered 4.875% notes due 2010 and $500,000,000 in aggregate principal amount of the unregistered 5.625% notes due 2014 are outstanding. Only a registered holder of the unregistered notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the unregistered notes entitled to participate in the exchange offer.

        Holders of the unregistered notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

        We shall be deemed to have accepted validly tendered unregistered notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving the exchange notes from us.

        Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time on                            , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written notice; and

  •
  mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of each series of unregistered notes deposited to date;

each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any unregistered notes;

  •
  to extend or amend the exchange offer; or

  •
  if any conditions set forth below under "—Conditions" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement or post-effective amendment to the registration statement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Interest on the Exchange Notes

        The exchange notes due 2010 will bear interest at a rate equal to 4.875% per year. The exchange notes due 2014 will bear interest at a rate equal to 5.625% per year. Interest on the exchange notes will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2005. Holders of exchange notes will receive interest on February 15, 2005, from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the applicable series of unregistered notes from the date of issuance to the day preceding the date of exchange for exchange notes. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the unregistered notes.

Procedures for Tendering

        To tender your unregistered notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message together with the certificates representing the unregistered notes being tendered and any other required documents, to the exchange agent for receipt prior to the expiration date. Alternatively, you may either:

  •
  send a timely confirmation of a book-entry transfer of your unregistered notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering unregistered notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

        Unless withdrawn prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF UNREGISTERED NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON YOUR BEHALF.

        If you are the beneficial owner of the unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, as defined below, unless the unregistered notes are tendered:

  •
  by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box titled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An eligible institution is:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

        If the letter of transmittal is signed by the registered holder(s) of the unregistered notes tendered, the signature must correspond with the name(s) written on the face of the unregistered notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the unregistered notes.

        If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed, the unregistered notes must be endorsed or accompanied by bond powers and a proxy that authorizes that person to tender the unregistered notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the unregistered notes.

        If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the unregistered notes tendered, or a timely confirmation received by a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for unregistered notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered unregistered notes, or a timely confirmation received of a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

        All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes which, if accepted by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give that notice. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        While we have no present plan to do so, we reserve the right in our sole discretion to:

  •
  purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date or, as described under "—Conditions," to terminate the exchange offer; and

  •
  purchase unregistered notes in the open market, to the extent permitted by applicable law, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be making several representations to us including that:

  (1)
  the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

  (2)
  you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  (4)
  you satisfy specific requirements of your state's securities regulations;

  (5)
  if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

  (6)
  if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and

  (7)
  you are not our affiliate as defined in Rule 405 under the Securities Act.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Return of Unregistered Notes

        If any tendered unregistered notes are not accepted by us or the exchange agent for any reason, or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, the unaccepted, withdrawn or non-exchanged unregistered notes will be returned to you without expense to you. In the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, those unregistered notes will be credited to the appropriate account maintained with DTC.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of unregistered notes by causing DTC to transfer the unregistered notes into the exchange agent's account in accordance with DTC's procedures for transfer.

        However, although delivery of unregistered notes may be effected through book-entry transfer, an agent's message or the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

        If you are a registered holder and wish to tender your unregistered notes and (a) your unregistered notes are not immediately available or (b) you cannot deliver your unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may effect a tender if:

  •
  you tender through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing your name and address, the certificate numbers of your unregistered notes and the principal amount of unregistered notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days from the date of the notice of guaranteed delivery, the letter of transmittal or a facsimile, together with the certificates representing the unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  a properly executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days from the date of the notice of guaranteed delivery.

Withdrawal of Tenders

        Except as otherwise provided herein, you may withdraw tenders of unregistered notes at any time prior to 5:00 p.m. on the expiration date.

        To withdraw a tender of unregistered notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its proper address prior to the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having tendered the unregistered notes to be withdrawn;

  •
  identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

  •
  be signed by the person having tendered the unregistered notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the unregistered notes to register the transfer of these unregistered notes into the name of the person having made the original tender and withdrawing the tender;

  •
  specify the name in which these unregistered notes are to be registered, if different from that of the person having tendered the unregistered notes to be withdrawn; and

  •
  if applicable because the unregistered notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the unregistered notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the unregistered notes so withdrawn are validly retendered. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the exchange notes for, any unregistered notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such unregistered notes, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission.

        If we determine in our sole discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

  •
  extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such unregistered notes; or

  •
  waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If our waiver constitutes a material change to the exchange offer, we will promptly disclose our waiver by means of a prospectus supplement or post-effective amendment that will be distributed to the registered holders of the unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Termination of Specific Rights

        All rights under the registration rights agreement, including registration rights, of holders of the unregistered notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

  •
  indemnify holders and specific parties related to the holders against specific liabilities, including liabilities under the Securities Act;

  •
  provide, upon the request of any holder of a transfer-restricted unregistered note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the holder's unregistered notes pursuant to Rule 144A;

  •
  provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date; and

  •
  use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted unregistered notes by broker-dealers for a period of up to two years.

Exchange Agent

        We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

By Mail:
JPMorgan Chase Bank
Institutional Trust Services
P.O. Box 2320
Dallas, Texas 75221-2320
Attention: Frank Ivins

By Hand or By Courier:
JPMorgan Chase Bank
Institutional Trust Services
2001 Bryan Street, 9th Floor
Dallas, Texas 75221
Attention: Frank Ivins

Facsimile Transmission Number:
(For Eligible Institutions Only)
(214) 468-6494

Confirm by Telephone:
(214) 468-6464

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        We will pay all cash expenses to be incurred in connection with the exchange offer including registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, transfer taxes are imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

        The unregistered notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such unregistered notes may be resold by you only:

  •
  to a person whom you reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

        In addition, you will no longer be able to obligate us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. The restrictions on transfer of your unregistered notes arise because we issued the unregistered notes under exemptions from, or in transactions outside the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your unregistered notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received registered securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors."

        You are urged to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

General

        The following is a description of the terms of the 4.875% notes due 2010 and 5.625% notes due 2014 offered in exchange for our unregistered notes of the same maturities and interest rates. The form and terms of each series of the exchange notes are the same as the form and terms of the corresponding series of unregistered notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under the registration rights agreement. As used in this section, the terms "note," "notes," "2010 notes" and "2014 notes" refer to the exchange notes.

        The notes are two series of debt securities to be issued pursuant to an indenture dated as of November 26, 1996, between us and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee"), and supplemented on August 11, 2004 (the "Indenture"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all those terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. The following summary of specified provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of some of the terms used below. Capitalized terms not defined where first used are defined below under the heading "Definitions."

        The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, and the notes will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender's mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. As of June 30, 2004, the total unaudited consolidated mortgage debt on our properties was approximately $4.7 billion and our subsidiaries had approximately $585 million in total unaudited unsecured debt. Subject to specified limitations in the Indenture and as described below under "Covenants," the Indenture permits us to incur additional secured and unsecured indebtedness.

        The 2010 notes will mature on August 15, 2010 and the 2014 notes will mature on August 15, 2014 (each, a "Maturity Date"). The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Except as described below under "Covenants—Limitations on Incurrence of Debt" and "—Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving us or any of our affiliates;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

Principal and Interest

        The 2010 notes will bear interest at 4.875% per year and the 2014 notes will bear interest at 5.625% per year, in each case, from August 11, 2004 or from the immediately preceding Interest Payment Date to which interest has been paid. Interest is payable semi-annually in arrears on February 15 and August 15, commencing February 15, 2005 (each, an "Interest Payment Date"), and on the applicable Maturity Date. Interest will be paid to the persons or "holders" in whose names the notes are registered in the security register at the close of business 15 calendar days prior to the payment date (each, a "Regular Record Date"), regardless of whether that day is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The principal of each note payable at maturity will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, in the coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

        If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Further Issues

        We may, from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as either of the series of the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding series of notes.

Optional Redemption

        We may redeem the notes of either series at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of:

  •
  the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

  •
  the Make-Whole Amount, as defined below, if any, with respect to the notes (the "Redemption Price").

        If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption of any notes of either series called for redemption, the notes of that series will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes of that series from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

        We will give notice of any optional redemption of any notes of either series to holders of that series, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the notes held by the holder to be redeemed.

        If less than all of the notes of either series are to be redeemed at our option, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes of the series to be redeemed, if less than all of the notes of that series are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes of that series to be redeemed in whole or in part.

        As used in this prospectus:

        "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:

  •
  the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption or accelerated payment is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over

  •
  the aggregate principal amount of the notes being redeemed or accelerated.

        "Reinvestment Rate" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption or accelerated payment, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield") as stated in the notes, plus 0.25% for the 2010 notes or 0.30% for the 2014 notes. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government Securities—Treasury Constant Maturities" with a maturity equal to the remaining life. However, if no published maturity exactly corresponds to the remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable index which we will designate.

No Guarantee by Predecessor Operating Partnership

        The Indenture indicates that Simon Property Group, L.P., a predecessor operating partnership subsidiary of Simon Property, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants

        The Indenture, as supplemented, contains various covenants, including the following:

        Limitations on Incurrence of Debt.    We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and

  •
  Any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase in Adjusted Total Assets resulting from the application of the proceeds of the additional Debt.

        In addition, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, and the application of the net proceeds thereof, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and

  •
  any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt.

        In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

  •
  the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

  •
  any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and

  •
  in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

        For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

        Maintenance of Total Unencumbered Assets.    We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that:

  •
  either we will be the continuing entity, or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the Trustee.

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our reasonable judgment may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties issued by financially sound and reputable companies protecting against loss or damage at least equal to their then full insurable value (subject to reasonable deductibles determined by us).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

  •
  transmit copies of the Financial Information by mail to all holders of notes (as their names and addresses appear in the security register) without cost to the holders, and

  •
  file copies of the Financial Information with the Trustee.

        If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request and payment of the reasonable cost of duplication and delivery.

        Definitions.    As used in this "Description of Exchange Notes" and in the Indenture, as supplemented:

        "Adjusted Total Assets" as of any date means the sum of:

  •
  the amount determined by multiplying the sum of the shares of common stock of Old Simon Property issued in the IPO and the units of its operating partnership not held by Old Simon Property outstanding on the date of the IPO, by $22.25 (the "IPO Price"),

  •
  the principal amount of the outstanding consolidated debt of Old Simon Property on the date of the IPO, less any portion applicable to minority interests,

  •
  the Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

  •
  the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Partnership or shares of common stock of Simon Property or Old Simon Property issued in connection therewith) or developed after the IPO by the Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,

  •
  the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and

  •
  working capital of the Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Partnership's allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

        "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Partnership, any Subsidiary or any unconsolidated joint venture in which the Partnership or any

Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

        "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

        "Debt" means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures, whether or not contingent, in respect of:

  •
  borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;

  •
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;

  •
  reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and

  •
  any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture's balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with another person our allocable portion based on our ownership interest in the related real estate assets).

        "DRC Merger" means the merger of Old Simon Property and DeBartolo Realty Corporation and related transactions consummated on August 9, 1996, pursuant to the Agreement and Plan of Merger between Old Simon Property and DeBartolo Realty Corporation.

        "GAAP" means generally accepted accounting principles.

        "Intercompany Debt" means Debt to which the only parties are us, Simon Property and any of our and Simon Property's Subsidiaries, but only so long as that Debt is held solely by any of us, Simon Property and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

        "Interest Expense" includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

        "IPO" means the initial public offering of Old Simon Property.

        "Old Simon Property" means SPG Properties, Inc., a Maryland corporation, formerly known as "Simon Property Group, Inc.," which was merged with and into Simon Property effective July 1, 2001.

        "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

        "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

        "Unsecured Debt" means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

        Compliance with the covenants described in this prospectus and with respect to the notes generally may not be waived by us, or by the Trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Debt Securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby:

  •
  change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any Debt Security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the Debt Security or reduce the amount of principal of an Original Issue Debt Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Debt Securities;

  •
  change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Debt Securities;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity of any Debt Security;

  •
  reduce the above-stated percentage in principal amount of Outstanding Debt Securities the consent of whose holders is necessary to modify or amend the Indenture, for any waiver with respect to the Debt Securities, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected Outstanding Debt Security.

        The holders of not less than a majority in principal amount of a series of outstanding notes have the right to waive compliance by us with covenants relating to those notes in the Indenture.

        Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holder of Debt Securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the Indenture;

  •
  to add to our covenants for the benefit of the holders of any series of Debt Securities or to surrender any right or power conferred upon us in the Indenture;

  •
  to add Events of Default for the benefit of the holders of any series of Debt Securities;

  •
  to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of Debt Securities of any series in any material respect;

  •
  to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the Outstanding Debt Securities are not entitled to the benefit of that provision;

  •
  to secure the Debt Securities;

  •
  to establish the form or terms of the Debt Securities of any series;

  •
  to provide for the acceptance of appointment under the Indenture by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

  •
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of Debt Securities of any series in any material respect; or

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Debt Securities, provided that the action will not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

        The Indenture provides that in determining whether the holders of the requisite principal amount of a series of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those Debt Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a note denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that note, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such note of the amount determined as provided in (1) above) of that note, (3) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) securities owned by the Partnership or any other obligor upon the securities or any affiliate of the Partnership or of such other obligor shall be disregarded.

        The Indenture contains provisions of convening meetings of the holders of Debt Securities of a series issuable, in whole or in part, as bearer securities. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Partnership or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of

Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

        Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the holders of that series and any other series:

  •
  there will be no minimum quorum requirement for the meeting; and

  •
  the principal amount of the Outstanding Debt Securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Events of Default, Notice and Waiver

        The term "Event of Default," when used in this prospectus and the Indenture, means any one of the following events:

  (1)
  default in the payment of any interest upon the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

  (2)
  default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

  (3)
  default in making a required sinking fund payment, if any;

  (4)
  default in the performance of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of notes issued under the Indenture) and continuance of the default for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the notes, a written notice specifying the default and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

  (5)
  a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 10% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture;

  (6)
  specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

  (7)
  any other Event of Default provided with respect to a particular series of notes issued under the Indenture.

        If an Event of Default under the Indenture with respect to the notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the holders; provided, that in the case of an Event of Default described in clause (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

  •
  we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

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  all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        The holders of not less than a majority in principal amount of the notes of any series may waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note of that series; or

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  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each note of the affected series.

        The Trustee will be required to give notice to the holders of the notes within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders.

        The Indenture provides that no holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the due date thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes then outstanding under the Indenture, unless the holders have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

Discharge, Defeasance and Covenant Defeasance

        We are permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the notes are payable in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the stated Maturity Date or redemption date, as the case may be.

        The Indenture also provides that we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust ("defeasance"); or

  •
  to be released from our obligations with respect to the notes and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the notes ("covenant defeasance");

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in the currency in which the notes are payable at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the scheduled due dates therefor.

        A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.

        "Government Obligations" means securities that are:

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  direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

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  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

        If after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of notes:

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  the holder of a note of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that note to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such note, or

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  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that note shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that note as they become due out of the proceeds yielded by converting the amount so deposited in respect of that note into a currency, currency unit or composite currency in which that note becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

        "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any note that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        If we effect covenant defeasance with respect to any notes and these notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under "—Events of Default, Notice and Waiver" with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, or described in clause (7) under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

Book Entry; Delivery and Form

        The Global Notes.    Each series of notes issued in the exchange offer will initially be represented by a single, permanent global note in definitive, fully registered form (the "Global Notes"). Upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee

(with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC or its nominee is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and under the notes represented thereby. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under the applicable procedures of DTC.

        Payments of the principal of, and interest on, the notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of notes represented by a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payment by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account an interest in the Global Notes is credited and only in respect of such series and such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

        DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

        Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Notes.    Global Notes may not be transferred as or exchanged for physical certificates in registered form without coupons (the "Certificated Notes"), except (1) if DTC notifies us that it is unwilling or unable to continue to act as depositary with respect to the Global Notes or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 120 days, (2) at any time if we in our sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes or (3) if the owner of an interest in the Global Notes requests such Certificated Notes, following an Event of Default under the Indenture, in a writing delivered through the depositary to the Trustee.

        The information in this section concerning DTC, Euroclear and Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Governing Law

        The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the exchange notes will be as well.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is based on the opinion of Baker & Daniels, our tax counsel, as to the material United States federal income tax consequences expected to result to you if you exchange your unregistered notes for exchange notes in the exchange offer. This discussion is based on:

  •
  the facts described in the registration statement of which this prospectus is a part;

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  the Internal Revenue Code of 1986, as amended;

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  current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service ("IRS"); and

  •
  court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment of the exchange of unregistered notes for the exchange notes.

        The tax treatment of a holder of notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the notes, expatriates and persons holding notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Initial Revenue Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

        As used herein, the term "U.S. Holder" means a beneficial owner of notes that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial owners of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of notes that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes but excluding any entity that has elected to be taxed as a corporation) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their own tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Interest

        Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder's regular method of accounting.

Exchange Offer

        The exchange of unregistered notes for exchange notes will be treated as a "non-event" for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the unregistered notes. A U.S. Holder will have the same basis and holding period in the exchange notes that it had in the notes immediately prior to the exchange.

Sale, Retirement or Other Taxable Disposition

        In general, a U.S. Holder of a note will recognize gain or loss for United States federal income tax purposes upon the sale, retirement or other taxable disposition of that note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (2) the holder's adjusted tax basis in that note. A U.S. Holder's tax basis in a note generally will be equal to the price paid for that note. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months will, for taxable years beginning before January 1, 2009, be subject to tax at a rate not to exceed 15%, and net capital gain from the sale of an asset held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a note, unless that Non-U.S. Holder is a direct or indirect 10% or greater partner of the Partnership, a controlled foreign corporation related to the Partnership or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor (as defined in the Treasury Regulations) (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder, (3) provides the name, taxpayer identifying number and address of the beneficial owner and (4) if the Non-U.S. Holder is not an individual, provides the entity classification of the beneficial owner and the country under the laws of which the beneficial owner was created. The statement may be made on an IRS Form W-8BEN or a substantially similar form. An IRS form W-8BEN is effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will generally remain effective until a change in circumstances makes any information on such form inaccurate. If a note is held through a securities clearing organization or certain other financial institutions, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent.

        In addition, a Non-U.S. Holder will not be subject to United States federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (ii) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

        To the extent that gain or interest income with respect to a note is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

        Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will not be subject to the United States federal withholding tax if such holder provides an IRS Form W-8ECI to us. Instead, such holder will generally be subject to tax on such gain and interest income at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its "dividend equivalent amount" generally representing the amount after paying the tax on such gain or interest income discussed in the preceding sentence.

        The note will not be includable in the estate of a Non-U.S. Holder unless interest on the note is not exempt from United States federal income or withholding tax under the rules set forth above (other than by reason of an exemption under an applicable tax treaty) or, at the time of such individual's death, payments in respect of the note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

        Backup withholding of United States federal income tax may apply to payments made in respect of a note to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) on an IRS Form W-8BEN, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for Non-U.S. Holders.

        In addition, upon the sale of a note to (or through) a broker, the broker must withhold the appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS, unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner's Non-U.S. Holder status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax liability provided the required information is furnished to the IRS.

STATE AND LOCAL TAX CONSIDERATIONS

        In addition to the United States federal income tax consequences described in "Federal Income Tax Consequences," you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, you should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale, offer to resell or other transfers of its exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for unregistered notes where the unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the letter of transmittal for use in connection with any resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of unregistered notes, including any broker-dealers, and specific parties related to such holders, against specific liabilities, including liabilities under the Securities Act.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements (Simon Property Group, L.P.) at December 31, 2003 and 2002 and for each of the two years then ended and the related financial statement schedule at December 31, 2003 included in our Annual Report on Form 10-K for the year ended December 31, 2003, as reissued, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Ernst & Young LLP have also audited the consolidated financial statements of Simon Property Group, Inc. at December 31, 2003 and 2002 and for each of the two years then ended and the related financial statement schedule at December 31, 2003 incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, as reissued, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The remaining audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent auditors, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen LLP has informed us that it will no longer be able to issue written consents to the inclusion of its reports in our registration statements and has not consented to the incorporation by reference of its reports on our financial statements and Simon Property's financial statements for the year ended December 31, 2001 in this prospectus and elsewhere in the registration statement. Rule 437a of the Securities Act permits us to include these reports on the financial statements incorporated by reference in this prospectus and elsewhere in the registration statement without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus and elsewhere in the registration statement, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

LEGAL MATTERS

        The validity of the exchange notes offered in this prospectus and specified legal matters in connection with this offering will be passed upon for us by Baker & Daniels, Indianapolis, Indiana. The description of United States federal income tax consequences under the heading "Federal Income Tax Consequences" is based upon the opinion of Baker & Daniels.

PART II

Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

        The Registrant's general partner's officers and directors are indemnified under Delaware law, the Registrant's Partnership Agreement and the Charter of the general partner against certain liabilities. The Partnership Agreement provides for indemnification of the general partner and its officers and directors to the same extent indemnification is provided to officers and directors of Simon Property Group, Inc. ("Simon Property") in its Charter, and limits the liability of such general partner and its officers and directors to the Registrant and its partners to the same extent liability of officers and directors of Simon Property to Simon Property and its stockholders is limited under Simon Property's Charter. In addition, Simon Property's officers and directors are indemnified under Delaware law and Simon Property's Charter.

        The Delaware General Corporation Law (the "DGCL") generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of a corporation, and for judgments in third party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by majority vote of a quorum of stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or interested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        Simon Property's Charter contains a provision limiting the liability of directors and officers to Simon Property and its stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Simon Property's Charter provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation and its stockholders; (2) acts or omissions not in good faith; (3) any transaction from which the director derived an improper personal benefit; or (4) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of Simon Property's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Simon Property's By-Laws contain provisions which implement the indemnification provisions of Simon Property's Charter.

        Simon Property has entered into indemnification agreements with each of Simon Property's directors and officers. The indemnification agreements require, among other things, that Simon Property indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Simon Property also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if Simon Property obtains directors' and officers' liability insurance.

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        In addition, Simon Property has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 21.    Exhibits

        The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 7, 2004.

SIMON PROPERTY GROUP, L.P.
By:	SIMON PROPERTY GROUP, INC., General Partner
By:	/s/ DAVID SIMON David Simon, Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints David Simon, Stephen E. Sterrett, James M. Barkley and John Dahl, or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on October 7, 2004.

Signature	Title

/s/ DAVID SIMON David Simon	Chief Executive Officer and Director (Principal Executive Officer)
/s/ HERBERT SIMON Herbert Simon	Co-Chairman of the Board of Directors
/s/ MELVIN SIMON Melvin Simon	Co-Chairman of the Board of Directors
/s/ RICHARD S. SOKOLOV Richard S. Sokolov	President, Chief Operating Officer and Director

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/s/ BIRCH BAYH Birch Bayh	Director
Melvyn E. Bergstein	Director
/s/ LINDA WALKER BYNOE Linda Walker Bynoe	Director
Karen N. Horn	Director
/s/ G. WILLIAM MILLER G. William Miller	Director
/s/ FREDRICK W. PETRI Fredrick W. Petri	Director
/s/ J. ALBERT SMITH, JR. J. Albert Smith, Jr.	Director
Pieter S. van den Berg	Director
/s/ M. DENISE DEBARTOLO YORK M. Denise DeBartolo York	Director
/s/ STEPHEN E. STERRETT Stephen E. Sterrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN DAHL John Dahl	Senior Vice President (Principal Accounting Officer)

S-2

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated as of August 4, 2004 by and among the Registrant and the Initial Purchasers.
4.1
Indenture, dated as of November 26, 1996, by and among the Registrant and The Chase Manhattan Bank, as trustee, and other persons (incorporated by reference to the form of this document filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed on October 21, 1996 (Reg. No. 333-11491)).
4.2	Supplemental Indenture, dated as of August 11, 2004, by and between the Registrant and JPMorgan Chase Bank, as trustee, relating to the 2010 Notes and the 2014 Notes.
4.3	Registration Rights Agreement, dated as of August 11, 2004, by and among the Registrant and the Initial Purchasers.
5.1*	Opinion of Baker & Daniels regarding validity of the exchange notes.
8.1*	Opinion of Baker & Daniels regarding tax matters.
12.1	Statement regarding computation of ratios.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act).
23.3*	Consent of Baker & Daniels (will be included in its opinions to be filed as Exhibits 5.1. and 8.1).
24.1	Powers of Attorney (included on signature pages).
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers.
99.4*	Form of Letter to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
To be filed by amendment.

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TABLE OF CONTENTS
WHO WE ARE
AVAILABLE INFORMATION
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
PROSPECTUS SUMMARY
RISK FACTORS
RECENT DEVELOPMENTS
NO CASH PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
FEDERAL INCOME TAX CONSEQUENCES
STATE AND LOCAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II Information Not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX